FOR IMMEDIATE RELEASE

Core Molding Technologies Reports Fiscal 2024 Second Quarter Results

COLUMBUS, OH, August 6, 2024 – Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”), a leading engineered materials company specializing in molded structural products, principally in building products, industrial and utilities, medium and heavy-duty truck and powersports industries across the United States, Canada and Mexico today reports financial and operating results for the fiscal periods ended June 30, 2024.

Second Quarter 2024 Highlights

•Total net sales of $88.7 million decreased 9.2% compared to the prior year second quarter.
•Gross margin of $17.7 million, or 20.0% of net sales, compared to 21.0% of net sales in the prior year second quarter.
•Selling, general, and administrative expenses of $10.2 million, or 11.5% of net sales, compared to $10.5 million, or 10.7% of net sales for the prior year second quarter.
•Operating income of $7.5 million, or 8.4% of net sales, compared to operating income of $10.1 million, or 10.3% of net sales for the prior year second quarter.
•Net income of $6.4 million, or $0.73 per diluted share, compared to net income of $7.9 million, or $0.91 per diluted share for the prior year second quarter.
•Adjusted EBITDA1 of $11.6 million, or 13.0% of net sales, compared to $13.7 million, or 14.1% for the prior year second quarter.

Six Month 2024 Highlights

•Total net sales of $166.9 million decreased 15.4% compared to the prior year six month period .
•Gross margin of $31.0 million, or 18.6% of net sales, compared to 19.4% of net sales in the prior year six-month period.
•Selling, general, and administrative expenses of $18.8 million, or 11.3% of net sales, compared to $20.2 million, or 10.2% of net sales for the prior year six-month period.
•Operating income of $12.2 million, or 7.3% of net sales, compared to operating income of $18.1 million, or 9.2% of net sales for the prior year six-month period.
•Net income of $10.2 million, or $1.15 per diluted share, compared to net income of $13.8 million, or $1.59 per diluted share for the prior year six-month period.
•Adjusted EBITDA1 of $20.3 million, or 12.2% of net sales, compared to $26.0 million, or 13.2% for the prior year six-month period.

1Adjusted EBITDA is a non-GAAP financial measure as defined and reconciled below.

David Duvall, the Company’s President and Chief Executive Officer, said, “Our second quarter performance reflects our focus on investing for growth, operational performance and cash flow generation. Because we design and manufacture engineered solutions using innovative processes, the Company’s 2024 sales transformation is imperative to our next phase which is focused on growth and leveraging the significant improvements we have made in our operations and engineering functions. Our Must Win Battle this year of Invest For Growth involves streamlining the Sales execution processes, increasing resources in our Account Management team, deeper data-driven market analyses, and increasing customer engagement events. Our structural sales and operational workstreams include 1) new leadership and specialized teams to ‘own’ growth in each vertical, 2) comprehensive sales engagement and cross-selling our portfolio into every relationship, and 3) a robust lead generation process with active participation and follow-up of industry trade shows and customer lunch & learn events.

“Halfway through fiscal 2024, our opportunity pipeline is a robust $250 million, and new business wins total $42 million. These new wins are diversified across our end markets, with over half comprising new business and the remainder of wins being replacements of current business. Because of the technical requirements and validation required with most of our solutions, our quote-to-cash cycle is 12 to 18 months, and therefore, the benefits of these wins will be realized starting in 2025 and 2026. We have shown that we can execute and have a strong performance track record. As we execute our Invest For Growth initiatives, we are confident we will increase sales wins, unlock significant earnings potential, and generate long-term shareholder value.”

John Zimmer, the Company’s EVP and Chief Financial Officer, commented, “Our first half results reflect our ability to maintain gross margins within our full-year goal range of 17% to 19% even with lower sales in a challenging sales environment driven by economic conditions. As expected, first half sales declined 15.4%, primarily due to economic headwinds, tough comparisons, and customer inventory rationalization. In the second quarter, we sustained a strong 20% gross margin, which pushed the first-half gross margin to 18.6%. We anticipate second-half of the year gross margin percentages to be lower than first-half gross margin percentages due to normal seasonality and less leverage of fixed costs, but we still expect full-year gross margin percentages to be within our yearly gross margin goal range.

“Our total available liquidity was $87.8 million at the end of the second quarter, which is available to grow the business organically and through acquisitions as well as to repurchase shares of the Company. We generated $16.1 million of free cash flows1 for the first six months of 2024 compared to $14.4 million in the same period of 2023, as the Company remains in a solid cash-generating position due to past operational improvements we implemented. Consistent with our capital allocation strategy, we repurchased approximately 24 thousand shares during the second quarter at an average stock price of $16.41 under our previously announced share repurchase program.”

“Despite easing second-half sales comparisons, we are lowering sales guidance to the bottom of our full-year guidance, down approximately 15%, compared to 2023 sales due to continued softness in customer demand driven by macro-economic conditions. We continue to evaluate the Company’s fixed cost structure and will adjust costs prudently. We will provide ongoing updates this year on our ‘Invest for Growth’ initiatives and progress to drive topline revenue.”

1Free Cash Flow is a non-GAAP financial measure as defined and reconciled below.

2024 Capital Expenditures

The Company’s capital expenditures for the first six months of 2024 were $4.8 million. The Company anticipates spending approximately $13 million during 2024 on property, plant and equipment purchases for all of the Company's operations.

Financial Position at June 30, 2024

The Company’s total liquidity at June 30, 2024 was $87.8 million, with $37.8 million in cash, $25.0 million of undrawn capacity under the Company’s revolving credit facility and $25.0 million of undrawn capacity under the Company's capex credit facility. The Company’s term debt was $22.4 million at June 30, 2024. The term debt-to-trailing twelve months Adjusted EBITDA1 was less than one times trailing twelve months Adjusted EBITDA1 as of June 30, 2024. The Company had a trailing twelve months return on capital employed1 of 12.1% as of June 30, 2024.

1 Adjusted EBITDA and return on capital employed are non-GAAP financial measures as defined and reconciled below.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Eastern Time to discuss financial and operating results for the periods ended June 30, 2024. To access the call live by phone, dial (844) 881-0134 and ask for the Core Molding Technologies call at least 10 minutes prior to the start time. A telephonic replay will be available through August 13, 2024, by calling (877) 344-7529 and using passcode ID: 3909303#. A webcast of the call will also be available live and for later replay on the Company’s Investor Relations website at www.coremt.com/investor-relations/events-presentations/.

About Core Molding Technologies, Inc.

Core Molding Technologies is a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America. The Company operates in one operating segment as a molder of thermoplastic and thermoset structural products. The Company’s operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These processes include compression molding of sheet molding compound (“SMC”), resin transfer molding (“RTM”), liquid molding of dicyclopentadiene (“DCPD”), spray-up and hand-lay-up, direct long-fiber thermoplastics (“DLFT”) and structural foam and structural web injection molding (“SIM”). Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ operations may change proportionately more than revenues from operations.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: dependence on certain major customers, and potential loss of any major customer due to completion of existing production programs or otherwise; general macroeconomic, social, regulatory and political conditions, including uncertainties surrounding volatility in financial markets; changes in the plastics, transportation, marine and commercial product industries (including changes in demand for production), efforts of the Company to expand its customer base and develop new products to diversify markets, materials and processes and increase operational enhancements; the Company’s initiatives to quote and execute manufacturing processes for new business, acquire raw materials, address inflationary pressures, regulatory matters and labor relations; the Company’s financial position or other financial information; and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and our subsequent quarterly reports, all of which are available on the SEC and Company website. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Company Contact:
Core Molding Technologies, Inc.
John Zimmer
Executive Vice President & Chief Financial Officer
jzimmer@coremt.com

Investor Relations Contact:
Three Part Advisors, LLC
Sandy Martin or Steven Hooser
214-616-2207

- Financial Statements Follow –

Core Molding Technologies, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Net sales:
Products	$83,956	$95,703	$159,787	$194,040
Tooling	4,787	2,022	7,101	3,192
Total net sales	88,743	97,725	166,888	197,232

Total cost of sales	71,018	77,163	135,858	158,927

Gross margin	17,725	20,562	31,030	38,305

Selling, general and administrative expense	10,236	10,492	18,810	20,161

Operating income	7,489	10,070	12,220	18,144

Other income and expense
Net interest expense	(38)	293	45	649
Net periodic post-retirement benefit	(138)	(52)	(276)	(105)
Total other (income) and expense	(176)	241	(231)	544

Income before income taxes	7,665	9,829	12,451	17,600

Income tax expense	1,246	1,893	2,273	3,812

Net income	$6,419	$7,936	$10,178	$13,788

Net income per common share:
Basic	$0.74	$0.93	$1.17	$1.62
Diluted	$0.73	$0.91	$1.15	$1.59

Core Molding Technologies, Inc.
Product Sales by Market
(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Medium and heavy-duty truck	$46,841	$45,193	$88,350	$94,709
Power sports	20,902	23,878	39,761	45,914
Building products	5,429	10,691	11,974	22,478
Industrial and utilities	4,175	6,622	7,521	13,052
All other	6,609	9,319	12,181	17,887
Net product revenue	$83,956	$95,703	$159,787	$194,040

Core Molding Technologies, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	June 30,	As of
	2024	December 31,
	(unaudited)	2023
Assets:
Current assets:
Cash and cash equivalents	$37,787	$24,104
Accounts receivable, net	46,988	41,711
Inventories, net	21,764	22,063
Prepaid expenses and other current assets	12,164	15,001
Total current assets	118,703	102,879

Right of use asset	2,812	3,802
Property, plant and equipment, net	79,725	81,185
Goodwill	17,376	17,376
Intangibles, net	5,224	6,017
Other non-current assets	1,857	2,118
Total Assets	$225,697	$213,377

Liabilities and Stockholders' Equity:
Liabilities:
Current liabilities:
Current portion of long-term debt	$1,780	$1,468
Accounts payable	29,458	23,958
Contract liabilities	5,886	5,204
Compensation and related benefits	8,153	10,498
Accrued other liabilities	6,749	5,058
Total current liabilities	52,026	46,186

Other non-current liabilities	2,812	3,759
Long-term debt	20,603	21,519
Post retirement benefits liability	2,753	2,960
Total Liabilities	78,194	74,424

Stockholders' Equity:
Common stock	88	86
Paid in capital	44,770	43,265
Accumulated other comprehensive income, net of income taxes	3,976	5,301
Treasury stock	(33,578)	(31,768)
Retained earnings	132,247	122,069
Total Stockholders' Equity	147,503	138,953
Total Liabilities and Stockholders' Equity	$225,697	$213,377

Core Molding Technologies, Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Six months ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$10,178	$13,788
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6,728	6,346
Loss on disposal of property, plant and equipment	231	80
Share-based compensation	1,505	1,487
Losses (gain) on foreign currency	404	296
Change in operating assets and liabilities:
Accounts receivable	(5,277)	(6,107)
Inventories	299	(523)
Prepaid and other assets	613	(190)
Accounts payable	5,159	700
Accrued and other liabilities	1,631	3,492
Post retirement benefits liability	(528)	(465)
Net cash provided by operating activities	20,943	18,904
Cash flows from investing activities:
Purchase of property, plant and equipment	(4,805)	(4,511)
Net cash used in investing activities	(4,805)	(4,511)
Cash flows from financing activities:
Gross borrowings on revolving loans	—	(38,962)
Gross repayment on revolving loans	—	37,098
Payments for taxes related to net share settlement of equity awards	(1,417)	(1,907)
Purchase of treasury shares	(393)	—
Payment on principal on term loans	(645)	(643)
Net cash used in financing activities	(2,455)	(4,414)
Net change in cash and cash equivalents	13,683	9,979
Cash and cash equivalents at beginning of period	24,104	4,183
Cash and cash equivalents at end of period	$37,787	$14,162
Cash paid for:
Interest	$538	$653
Income taxes	$1,230	$3,347
Non cash investing activities:
Fixed asset purchases in accounts payable	$157	$848

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Core Molding management uses non-GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization of long-lived assets, (iv) share based compensation expense, (v) plant closure costs, and (vi) nonrecurring legal settlement costs and associated legal expenses unrelated to the Company's core operations. Debt-to-trailing twelve months adjusted EBITDA represents total outstanding debt divided by trailing twelve months Adjusted EBITDA. Free Cash Flow represents net cash (used in) provided by operating activities less purchase of property, plant and equipment. Trailing twelve months return on capital employed represents the trailing twelve months earnings before (i) interest expense, net and (ii) provision (benefit) for income taxes divided by (i) stockholders' equity and (ii) current and long-term debt.

We present Adjusted EBITDA, Adjusted EBITDA as a percent of net sales, debt-to-trailing twelve months adjusted EBITDA, Free Cash Flow and trailing twelve months Return on Capital Employed because management uses these measures as key performance indicators, and we believe that securities analysts, investors and others use these measures to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to performance measure derived in accordance with GAAP as an indicator of our operating performance. Our calculation of these measures may not be comparable to similarly named measures reported by other companies. The following tables present reconciliations of net income to Adjusted EBITDA, and Cash Flow from Operating Activities to Free Cash Flow, the most directly comparable GAAP measures, and Debt to trailing twelve months adjusted EBITDA and trailing twelve months Return on Capital Employed, for the periods presented:

Core Molding Technologies, Inc.
Net Income to Adjusted EBITDA Reconciliation
(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Net income	$6,419	$7,936	$10,178	$13,788
Provision for income taxes	1,246	1,893	2,273	3,812
Total other expenses(1)	(176)	241	(231)	544
Depreciation and amortization	3,308	2,918	6,581	6,388
Share-based compensation	766	756	1,505	1,487
Adjusted EBITDA	$11,563	$13,744	$20,306	$26,019

Adjusted EBITDA as a percent of net sales	13.0%	14.1%	12.2%	13.2%

(1)Includes net interest expense and non-cash periodic post-retirement benefit cost.

Core Molding Technologies, Inc.
Computation of Debt to Trailing Twelve Months Adjusted EBITDA
(unaudited, in thousands)

	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Trailing Twelve Months
Net income	$4,354	$2,182	$3,759	$6,419	$16,714
Provision for income taxes	1,386	223	1,029	1,246	3,884
Total other expenses(1)	135	112	(56)	(176)	15
Depreciation and amortization	3,208	3,315	3,272	3,308	13,103
Share-based compensation	736	700	739	766	2,941
Adjusted EBITDA	$9,819	$6,532	$8,743	$11,563	$36,657

Total Outstanding Term Debt as of June 30, 2024					$22,383

Debt to Trailing Twelve Months Adjusted EBITDA					0.61

(1)Includes net interest expense and non-cash periodic post-retirement benefit cost.

Core Molding Technologies, Inc.
Computation of Trailing Twelve Months Return on Capital Employed
(unaudited, in thousands)

	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Trailing Twelve Months
Operating Income	$5,875	$2,517	$4,732	$7,489	$20,613

Equity					$147,503
Structured Debt					$22,383
Total Capital Employed					$169,886

Return on Capital Employed					12.1%

Core Molding Technologies, Inc.
Computation of Trailing Twelve Months Return on Capital Employed Excluding Cash
(unaudited, in thousands)

	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Trailing Twelve Months
Operating Income	$5,875	$2,517	$4,732	$7,489	$20,613

Equity					$147,503
Structured Debt					$22,383
Less Cash					$(37,787)
Total Capital Employed, Excluding Cash					$132,099

Return on Capital Employed, Excluding Cash					15.6%

Core Molding Technologies, Inc.
Free Cash Flow
Six Months Ended June 30, 2024 and 2023
(unaudited, in thousands)

	2024	2023
Cash flow provided by operations	$20,943	$18,904
Purchase of property, plant and equipment	(4,805)	(4,511)
Free cash flow	$16,138	$14,393